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                                                                     EXHIBIT 5.1


                                 March 5, 1997


Integrated Process Equipment Corp.
911 Bern Court
San Jose, CA 95122

     RE:  REGISTRATION STATEMENT ON FORM S-3
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Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on March 5, 1997 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 3,450,000 shares of Common Stock of Integrated Process Equipment Corp. (the "Shares"). As your counsel in connection with this transaction, we have examined the proceedings proposed to be taken in connection with said sale and issuance of the Shares.

     It is our opinion that, upon completion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the Shares, and upon completion of the proceedings being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states, where required, the Shares when issued and sold in the manner referred to in the Registration Statement will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part hereof, and any amendment thereto and any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) and all post-effective amendments thereto.

                              Very truly yours,

                              WILSON SONSINI GOODRICH & ROSATI
                              Professional Corporation


                              /s/ WILSON SONSINI GOODRICH & ROSATI